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                                                                   EXHIBIT 10.39


                             WAFER SUPPLY AGREEMENT

                                    BETWEEN


                               ALTERA CORPORATION


                                      AND


                  TAIWAN SEMICONDUCTOR MANUFACTURING CO., LTD.



                                 JUNE 26, 1995
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                             WAFER SUPPLY AGREEMENT


                                    PREAMBLE

         This agreement ("Agreement") is entered into effective June 26, 1995 (the "Effective Date") by and between the following parties (the "Parties"):

         TAIWAN SEMICONDUCTOR MANUFACTURING CO. LTD, a corporation organized under the laws of Taiwan, with its principal place of business located at the following address:

                 No. 121, Park Avenue 3
                 Science Based Industrial Park
                 Hsin-Chu, Taiwan, R.O.C.

(hereinafter referred to as "TSMC"); and

         ALTERA CORPORATION, a corporation organized under the laws of the State of California U.S.A., with its principal place of business located at the following address:

                 2610 Orchard Parkway
                 San Jose, California 95134-2020

(hereinafter referred to as "Altera").

                                    RECITALS

         A. Altera designs and markets integrated circuit products, and desires to obtain an additional manufacturing source for certain of its products.

         B. TSMC manufactures integrated circuits designed and marketed by other parties and possesses wafer fabrication facilities suitable for manufacturing the Altera products. TSMC desires to manufacture and supply these products to Altera.

                                   AGREEMENT

         Now, therefore, the Parties agree as follows:

         1.0     Definitions

                 1.1 "Device" shall mean good die of Altera integrated circuits meeting the parametric and electrical specifications set forth in
Exhibit 1.1.  Good die are those which meet agreed to specifications.
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                 1.2      "Packaged Devices" shall mean Devices packaged and
tested in accordance with Altera specifications.

                 1.3 "TSMC Processes" shall mean TSMC's 0.6um SPDM, 0.6um SPTM and 0.5um SPTM processes, and/or such other processes or successor processes as may be mutually acceptable.

                 1.4 "Device Family" shall mean any group of products using the same base layers.

                 1.5 "Wafers" shall mean 6-inch, 8-inch, and other sized silicon wafers manufactured by TSMC using any of the TSMC Processes and an Altera design and mask set (or database tape) for integrated circuits.

                 1.6 "Proprietary Information" shall mean (i) this Agreement, including all exhibits; and any technical specifications, prices, schedules, specifications and the like negotiated in implementation of this Agreement, and (ii) any information including but not limited to technical information, database tapes, specifications, test tapes, masks and supporting documentation provided either orally, in writing or in machine readable format and masks or reticles generated by or for TSMC using Altera's database tapes, provided that all such information is marked "Confidential" or similarly, or, if oral, identified as proprietary at the time of disclosure. Notwithstanding the foregoing, Proprietary Information does not include information generally available to the public, information independently developed or known by the receiving Party without reference to information disclosed hereunder, provided that the receiving Party can demonstrate such independent development or knowledge by substantial documentation, information rightfully received from a third party without confidentiality obligations, information authorized in writing for release by the disclosing Party hereunder, or information required to be disclosed pursuant to law or governmental regulation provided that the disclosing Party is given reasonable notice prior to any such disclosure.

                 1.7 "Code Layer" shall mean mask layers which make a device unique to a custom requirement and different from others of the same device family.

                 1.8      "Altera Products" shall mean the products listed in
Exhibit 1.1 as modified from time to time by agreement between Altera and TSMC.

         2.0     Process Technology

                 2.1 TSMC will transfer to Altera the process design rules and related information, as more fully described in Exhibit 2.1.1., to enable Altera to design products to be manufactured by TSMC. Altera will transfer to TSMC product design files and related information, as more fully described in
Exhibit 2.1.2. It is understood that the information of each disclosing Party is the Proprietary Information of the disclosing Party and will remain the property of the disclosing Party.





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                 2.2      TSMC will run the TSMC Processes pursuant to this
Agreement for the purpose of manufacturing Wafers exclusively for Altera in accordance with the qualification plan described in Exhibit 2.2.1.

         All Wafers shall meet the reliability and quality specifications described in Exhibit 2.2.2.

                 2.3 TSMC will provide Altera with a list of TSMC's acceptable mask vendors. Altera will provide one of these mask vendors, as mutually agreed, with device database tapes. TSMC will provide the mask vendor with mask alignment and test structure database, and oversee merging of device and mask alignment databases by the mask vendor. Altera will bear the cost of original mask sets, subject to its advance approval of the cost.

                 2.4 After TSMC has provided Altera with sufficient Wafers for qualification, but prior to completion of full qualification, Altera may request that TSMC provide a mutually agreed quantity of additional Wafers or "risk starts." TSMC will provide these additional Wafers to Altera at the prices determined pursuant to Article 8.0.

                 2.5 During qualification, Altera may stop production of Wafers for any or all Altera integrated circuits by giving notice to TSMC.
TSMC will stop production following completion of the process steps at which Wafers reside at the time of notification. Altera will pay TSMC for all Wafers started prior to TSMC receiving such notice. Prices for such Wafers will be equitably prorated based on the stage of production of the Wafers.

                 2.6 Wafers delivered for qualification must meet all agreed Altera standards, specifications and requirements. If TSMC successfully completes qualification, then upon written notice from Altera of successful completion, TSMC will proceed to manufacture and deliver Wafers in accordance with Article 3.0, at a rate which is agreed upon by TSMC and Altera.

                 2.7 During qualification, TSMC and Altera will agree upon parametric and process flow specifications, which will be finalized before TSMC begins production. TSMC will not modify agreed upon specifications in any way without the prior written consent of Altera.

         3.0     Production

                 3.1 Product Identification. TSMC will manufacture the Altera Products with the TSMC Processes. Any Altera Products requiring a unique parametric specification shall be listed separately.

                 3.2 Capacity Guaranty. Subject to Altera's qualification of TSMC Processes, TSMC will produce wafers to fill Altera's orders for Wafers and Devices up to a maximum per-month production capacity, as determined pursuant to the procedure set forth below in this Article 3.0.

                 3.3 Production Purchase Orders. Orders shall be provided to TSMC by Altera as follows:





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                          3.3.1   As soon as practicable following the
         Effective Date and updated each six months thereafter, Altera and TSMC shall agree on a business commitment under which TSMC will attempt in good faith to reserve a maximum capacity for the next 12 months and Altera will forecast minimum monthly loadings which Altera will attempt in good faith to use.

                          3.3.2 It is agreed and understood that the purchase of Wafers and/or Devices pursuant to this Agreement shall be accomplished by means of Altera individual purchase orders and/or other release documents hereinafter collectively referred to as "purchase orders." The purchase orders placed by Altera will be open purchase orders for a fixed quantity of wafers based upon the Altera forecast.

                          3.3.3 To determine release schedules, Altera will provide TSMC, on a monthly basis, with a rolling six-month forecast of Altera requirements for Wafers. The first two months of this forecast shall be firm, and covered by released purchase orders, unless this procedure is modified as mutually agreed by the Parties.

                 3.4 Partial Shipments. Altera will accept deliveries made in timely installments from TSMC. Such partial shipments will be billed as made; and payments therefor are subject to the terms of payment noted below.

                 3.5 Quantity Variance. If the monthly quantity shipped by TSMC of each product ordered by Altera is within =/- 5 percent of the quantity ordered, such quantity shall constitute compliance with Altera's order. Larger overshipments or undershipments may be accepted at Altera's discretion, in which case the respective quantity of such overshipment or undershipment may be subtracted or added to the following months' quantity at Altera's discretion even if this results in quantities below or above respective minimum or maximum quantities. Billing for partial orders shipped as described in this Section 3.5 will be at the established purchase price per wafer times the total quantity of wafers delivered.

                 3.6 Modifications. If Altera determines that modifications to the specifications are required, including modifications to mask tooling, process or testing, TSMC agrees to make such modifications within a reasonable period of time after notification in writing by Altera. The Parties will negotiate adjustment to price and delivery schedule as well as charges for retooling costs if warranted by such modifications.

                 3.7 Substitutions. Altera may add or substitute product types using the process flow approved by Altera and TSMC for existing production at any time, provided that the agreed upon quantities of Wafer shipments required by Altera will not be in excess; of those determined pursuant to Section 3.2 except with the consent of TSMC. Such product types are ones which can be manufactured using the same process and in accordance with the same qualification plan as Altera Wafers currently manufactured by TSMC under this Agreement. TSMC will provide Devices and Wafers of such similar product types under the same terms as specified herein.





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                 3.8      Parametric Failure.  If Wafers or Devices fail to
meet the agreed upon parametric specifications, and in Altera's reasonable opinion such failure appears material, Altera may request TSMC to stop production. If TSMC is unable to correct such failures within a reasonable time, Altera may cancel such particular orders. Altera will notify TSMC in writing of its intention to suspend or cancel such orders and will include any substantiating data.

                 3.9 Reports. TSMC shall provide Altera with a report of wafer fabrication work in process for each product weekly unless otherwise mutually agreed, the details to be as agreed upon by the Parties. To enable Altera to track process control, TSMC shall periodically provide, at least quarterly, data summarizing the history of the DC parametric measurements for TSMC's manufacturing process. Altera shall be provided continuous modem access to the computer database maintained by TSMC for purposes of these reports.

                 3.10 Requalifications. With respect to any material change which TSMC makes in its manufacturing process which affects the performance, yield, and/or physical structure of the devices within the wafers, TSMC shall notify Altera in writing of each such change at least ninety (90) days in advance of the implementation of such change in the production of the wafers to allow Altera to impose reasonable requirements for requalifying the wafers for acceptance hereunder.

                 3.11     Order Cancellation.

                          3.11.1 If Altera fails to make any material payment hereunder when due or fails to accept any material value of product properly furnished hereunder, and such default is not cured within thirty (30) days after TSMC gives Altera written notice thereof, TSMC may decline to make further shipments and/or may terminate Altera's order without affecting any other rights or remedies available to TSMC. If TSMC continues to make shipments after such default, TSMC's actions shall not constitute a waiver nor affect TSMC's remedies for such default.

                          3.11.2 If Altera cancels an order that is firm pursuant to Section 3.3, Altera shall pay in full and complete satisfaction of any claim arising therefrom, a cancellation charge per wafer equal to:

                     (number of mask steps completed)
                   ------------------------------------  x  (wafer price),
                       (total number of mask steps)

         unless the parties mutually agree to a rescheduling of the order, in which case no claim shall arise unless the order as rescheduled is cancelled. Claims for the cancelling of rescheduled orders shall also be governed as set forth above on the new date of cancellation.

                          3.11.3 Altera may cancel any purchase order in whole or in part if TSMC fails to deliver products as covered by such purchase order placed hereunder by Altera, which failure is not corrected within sixty (60) days after written notice thereof. If such failure is not corrected within the above sixty-day period and is not excused pursuant to Article 10.0,





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         Altera shall have the rights of cover as provided by the California
         Uniform Commercial Code with respect to the reprocurement of all products that Altera would have been entitled to buy from TSMC pursuant to this Agreement. The foregoing shall not affect any other rights or remedies available to Altera. If Altera continues to maintain or place orders after such default, Altera's actions shall not constitute a waiver nor affect Altera's remedies for such default.

         4.0     On-Site Inspection and Vendor Information

                 4.1 Altera representatives shall be allowed to visit TSMC's wafer fabrication and test facilities during normal working hours upon reasonable notice to TSMC.

                 4.2 Upon Altera's request, TSMC will allow Altera to perform an audit of TSMC's manufacturing facility, and TSMC will provide Altera with process control information, including but not limited to: process and electrical test yield results, current process specifications and conformance to specifications; calibration schedules and logs for equipment; environmental monitor information for air, gases and DI water; documentation of operator qualification and training; documentation of traceability through TSMC's operation, TSMC process verification information, and TSMC's trouble reports. The foregoing shall be in accordance with the format of Exhibit 4.2.

         5.0     Term and Termination

                 5.1 The term of this Agreement shall continue in effect through December 31, 1999, subject to automatic extension under Section 5.3, unless sooner terminated pursuant to Section 5.2.

                 5.2 This Agreement may be terminated immediately by either Party if the other Party (i) breaches any material provision of this Agreement and does not remedy such breach within sixty (60) days of notice of breach; or (ii) becomes the subject of a voluntary or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if that petition or proceeding is not dismissed within sixty (60) days after filing.

                 5.3      Automatic Extension

                          5.3.1 On January 1, 1998, and on each anniversary thereof, this Agreement shall be automatically extended for an additional one year (thereby constituting an annually rolling three year agreement), unless either Party gives the other Party prior written notice (i.e., on or before such date or anniversary thereof) that such Party is terminating the Agreement effective at the end of two years following such date or anniversary thereof. If such prior notice is given, the Agreement shall so terminate at the end of such two year period.





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                          5.3.2   The following examples illustrate the
         operation of Section 5.3.1. If a Party desires to terminate the Agreement on December 31, 1999, such Party must give notice thereof prior to January 1, 1998; otherwise the Agreement will automatically extend to December 31, 2000. Then if a Party desires to terminate the Agreement on December 31, 2000, such Party must give notice thereof prior to January 1, 1999; otherwise the Agreement will automatically extend to December 31, 2001. The Agreement will continue, in this manner, to extend in one year increments until two years prior notice is given by either Party.

                          5.3.3 In the event of termination as provided in this Section 5.3, Altera will have the right for "last time buy," time and volume to be mutually agreed to up to a maximum of twice the previous six (6) months' order quantity.

         6.0     Proprietary Information

                 6.1 Both TSMC and Altera agree that Proprietary Information of the other will be used by them solely for the purpose of manufacturing Wafers hereunder and will not be disclosed to any third party without the prior written permission of the disclosing Party.

                 6.2 Upon termination or expiration of this Agreement for whatever reason, the receiving Party must (i) return to the other Party the original and all copies of any Proprietary Information of the disclosing Party and (ii) at the disclosing Party's request, have one of its officers certify in writing that it will not make any further disclosure or use of such Proprietary Information and specifically will not manufacture or have manufactured for it any product incorporating such Proprietary Information.

                 6.3 These confidentiality provisions as to any item of Proprietary Information shall survive the termination of this Agreement for a period of five (5) years from the date of disclosure of such item of Proprietary Information.

                 6.4 TSMC retains the right to incorporate into its generic manufacturing process any and all process developments made by TSMC in the course of its performance under this Agreement, provided that no Altera Proprietary Information is thereby used or disclosed. Altera retains the right to incorporate into its generic device design methodology any and all device design methodology developments made by Altera in the course of its performance under this Agreement, provided no TSMC Proprietary Information is thereby used or disclosed.

         7.0     Warranty/Acceptance Testing.

                 7.1 TSMC warrants that Wafers and/or Devices delivered hereunder will meet the mutually agreed specifications and shall be free from defects in material and workmanship under normal use and service for a period of one (1) year from the date of receipt from TSMC's facility. If, during such one year period (i) TSMC is notified with reasonable promptness in writing upon discovery of any defect in the Wafers and/or Devices, including a reasonably detailed description of such defect; (ii) such Wafers and/or Devices are returned to TSMC's facility, transportation prepaid;





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and (iii) TSMC's reasonable examination of such Wafers and/or Devices discloses that such Wafers and/or Devices are defective and such defects are not caused by accident, abuse, misuse, neglect, improper installation, repair or alteration not authorized by TSMC, improper testing or use contrary to any reasonable instructions issued by TSMC, then within a reasonable time TSMC shall, as mutually agreed, either repair, replace, or credit Altera for such Wafers and/or Devices. TSMC shall return any Wafers and/or Devices repaired or replaced under this warranty to Altera transportation prepaid, and reimburse Altera for the transportation charges paid by Altera for such Wafers and/or Devices. The performance of this warranty does not extend the warranty period for any Wafers and/or Devices beyond that period applicable to the Wafers and/or Devices originally delivered.

                          7.1.1 The foregoing warranty constitutes TSMC's exclusive liability, and the exclusive remedy of Altera, for any breach of any warranty or other nonconformity of the Wafers and/or Devices. This warranty is exclusive and in lieu of all other warranties, express, implied or statutory, including but not limited to the warranties for merchantability and fitness for a particular purpose, which are hereby expressly disclaimed.

                          7.1.2 Prior to any return of Wafers and/or Devices by Altera pursuant to this paragraph, Altera shall afford TSMC the opportunity to inspect such Wafers and/or Devices at Altera's location. Upon verification of defects by TSMC, any such Wafers and/or Devices so inspected shall be returned to TSMC. TSMC shall make any such inspection with reasonable promptness.

                 7.2 TSMC shall immediately advise Altera whenever TSMC has reason to believe that wafers and/or Devices may not conform to the applicable specifications.

                 7.3 Altera may carry out acceptance testing of Wafers and/or Devices at Altera's facilities. Acceptance tests shall be performed under conditions as described in Exhibit 7.3 attached hereto. If any Wafers and/or Devices are not either accepted or rejected by Altera within forty-five
(45) days of receipt of such Wafers and/or Devices, then such shipments of the Wafers and/or Devices shall be deemed accepted. Neither acceptance nor such deemed acceptance shall constitute a waiver of the requirements of Section 7.1.

         8.0     Prices/Payment

                 8.1 Prices in U.S. dollars will be negotiated annually in coordination with the business commitment referred to in Section 3.3.1, and taking into consideration any material fluctuations in the currency exchange rate that may have occurred. It is the expectation of both Parties that prices for Wafers and Devices using a given Process will decrease from year to year.

                 8.2 Prices do not include customs, duties or sales, use, excise or other similar taxes. Altera shall pay, in addition to these prices, the amount of any present or future customs duties or sale, use, excise, or other similar tax applicable to the sale of goods or performance of services covered by this Agreement, or in lieu thereof Altera shall supply TSMC with an appropriate tax exemption certificate.





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                 8.3      Payment terms shall be net due 30 days after receipt
of a valid invoice by Altera.

                 8.4 If following the effective date of any price determination pursuant to Section 8.1 (but prior to the next determination), the number N(2) of Taiwan dollars per U.S. dollar, as quoted in the Wall Street Journal, at the end of any month has changed from the corresponding Number N(1) on the effective date by five percent (5%) or more, the U.S. dollar price P(2) for payment of invoices rendered in the following months shall be adjusted with respect to the existing price P(1), according to the following formula (under which each Party bears one-half of the currency fluctuation):

                                      [     (N(1) - N(2)) ]
                          P(2) + P(1) [ 1 + ------------- ]
                                      [         2N(1)     ]

(For example, if N(1) = 26.0 Taiwan dollars per U.S. dollar, and it decreased 5% to N(2) = 24.7, P(2) would be 1.025 P(1). If it increased 5% to N(2) =
27.3, P(2) would be .975 P(1).) If at the end of any subsequent month following such price adjustment (but prior to the next price determination under Section 8.1), the number of Taiwan dollars N(3) has changed from N(2) by 5% or more, the price P(3) for payment of invoices rendered in the following months shall be adjusted again in accordance with the preceding formula (with all subscripts being increased by one), and so forth for any additional 5% or more change.

         9.0     Delivery

                 9.1 Unless otherwise provided herein, title to the Wafers and/or Devices and liability for loss or damage thereto shall pass to Altera upon TSMC's tender of delivery of such Wafers and/or Devices to a carrier for shipment to Altera pursuant to Altera's instructions, and any loss or damage thereafter shall not relieve Altera from any obligation hereunder. Delivery may be made in installments in accordance with Section 3.4. The date of the bill of lading or any receipt issued by the carrier, or the date of the Delivery Order shall be presumptive proof of the date of such shipment or delivery to Altera.

                 9.2 Subject to Section 3.11.3 and Article 10.0, default or delay by TSMC in shipping or delivering the whole or any part or installment of the Wafers and/or Devices under the purchase orders shall not affect any other portion thereof nor shall it affect any other purchase order between Altera and TSMC. Any delivery or shipment of the whole or any part of installment made within seven (7) calendar days before or after the date(s) specified therefor shall constitute timely delivery or shipment.

         10.0    Contingencies

         Neither Party shall be in breach hereunder for any failure to perform due to unforeseen circumstances or to causes beyond its reasonable control, including but not limited to acts of God,





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war, riot, embargoes, labor stoppages, acts of civil and military authorities, fire, floods, earthquakes or accidents. However, Altera shall have the right to cancel any order as to which delivery is delayed by such causes for a period of more than 60 days.

         11.0    Title to Proprietary Information

         All Proprietary Information and any copies thereof are and will remain the property of the disclosing Party. Any masks generated from Altera database tapes by TSMC, or the third party vendors under Section 2.3, shall be the property of Altera, will be returned to Altera on Altera's request, and will be used only to produce Wafers and/or Devices for Altera. All rights to improvements or modifications made by TSMC to the test tape are hereby assigned to Altera.

         12.0    Intellectual Property Indemnity

                 12.1 Altera will, at its sole cost and expense, indemnify, defend, and hold TSMC harmless from and against any cost, loss, expense, or liability arising from any actual or alleged infringement of any patent, mask work right, copyright, trademark, or other intellectual property right to the extent such actual or alleged infringement arises from TSMC's compliance with any of Altera's designs, specifications, instructions, or other contribution of Altera to the design or TSMC's manufacture or sale of product for Altera.

                 12.2 TSMC will, at its sole cost and expense, indemnify, defend, and hold Altera harmless from and against any cost, loss, expense, or liability arising from any actual or alleged infringement of any patent, mask work right, copyright, trademark, or other intellectual property right to the extent such actual or alleged infringement arises from TSMC processes.

                 12.3 The indemnifying Party will defend, at its sole costs and expense, including attorneys' fees, any action brought against the indemnified Party alleging any such infringement, and the indemnified Party agrees (i) to give prompt notice of any such action to the indemnifying Party,
(ii) to allow the indemnifying Party, through competent counsel of its choice, to defend such action, and (iii) to provide the indemnifying Party all reasonable information, assistance, and authority requested by the indemnifying Party, at the indemnifying Party's expense, for the indemnifying Party to defend such action.

                 12.4 In the event that an injunction is issued in support of the infringement claim or the indemnified Party otherwise reasonably believes that the infringement claim is likely to be upheld, the indemnifying Party shall, at its expense, exercise commercially reasonable efforts to avoid the infringement claim, either by modifying its technology and/or design or by obtaining a license or nonassertion covenant from the claimant. If Altera is the indemnified Party, it shall have the right to return any allegedly infringing products to TSMC and receive a full refund therefor. If TSMC is the indemnified Party, it shall have the right to stop production for any allegedly infringing products by giving written notice to Altera and Altera shall pay TSMC for all Wafers started prior to such notice at the established purchase price.





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                 12.5     The foregoing states the entire obligation and the
exclusive remedy of each Party with respect to any alleged infringement of intellectual property rights by any product furnished hereunder.

         13.0    Limitation of Liability

         In no event shall either Party be liable for any indirect, special, incidental or consequential damages resulting from such Party's performance or failure to perform under this Agreement, or the furnishing, performance, or use of any goods or services sold pursuant hereto, whether due to a breach of contract, breach of warranty, negligence, or otherwise. ALL IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, FITNESS, OR OTHERWISE ARE EXPRESSLY DISCLAIMED.

         14.0    Export Controls

         TSMC will not transmit, directly or indirectly, any "technical information" acquired hereunder, or any direct product of such information to Afghanistan, the Peoples Republic of China, or any "Q, S, W, Y, or Z" country, as such terms are defined in the Export Administration Regulations of the U.S. Department of Commerce. This Agreement is subject to compliance with all applicable export and import laws and regulations and the Parties agree to cooperate in complying therewith.

         15.0    Shipment

         TSMC will deliver Wafers to Altera F.O.B. TSMC Taiwan as requested by Altera. TSMC will package all such Wafers for secure shipment according to good manufacturing practices in consideration of the method of shipment chosen.

         16.0    Publicity

         Both Parties agree that the details of this Agreement will not be published or disclosed without the other Party's written permission. The foregoing shall not prohibit a Party from making any disclosure required by law or governmental regulation provided that the other Party is given reasonable notice prior to any such disclosure.

         17.0    Assignment

         Neither Party shall delegate any obligations under this Agreement or assign this Agreement or any interest or rights hereunder without the prior written consent of the other Party, except incident to the sale or transfer of all or substantially all of such Party's business.

         18.0    Controlling Law

         This Agreement will be governed by the laws of the State of California, U.S.A., as applied to agreements wholly negotiated and performed in the State by its residences, and litigation concerning





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this Agreement shall be brought exclusively in courts located in Santa Clara
County, California, U.S.A. The Parties expressly reject any application of the United Nations Convention on Contracts for the International Sale of Goods.

         19.0    Notices

                 All notices required to be sent by either Party under this Agreement will be effective when received by the notified Party if delivered to the addresses set forth in the Preamble, attention General Counsel if to Altera and attention Legal Counsel if to TSMC, or to such other address and/or attention as may subsequently be designated in writing by notice complying with and specifically referring to this Article 19.0.

         20.0    Dispute Resolution Process

         Should any dispute not be resolved within thirty (30) days to the satisfaction of both Parties, both Parties agree to elevate the issue to a senior executive officer of the respective Parties prior to initiating any litigation with respect to such issue.

         21.0    Entire Agreement

         This document, including the exhibits, is the entire understanding between Altera and TSMC with respect to the subject matter hereof and merges all prior agreements, dealings, and negotiations. The terms of this Agreement shall govern the contract between the Parties for the sale and purchase of wafers (the "Sales Contract"). Any terms or conditions printed on the face or reverse side of any purchase order form and/or any acknowledgment or acceptance form shall not be part of this Agreement nor shall constitute the terms and conditions of the Sales Contract, even in case such form as provided by one Party is signed and returned by the other Party, unless both Parties hereto expressly agree in writing to include. any terms or conditions in this Agreement or the Sales Contract. No modification, alteration, or amendment shall be effective unless in writing and signed by a duly authorized representative of each Party. No waiver of any breach shall be held to be a waiver of any other or subsequent breach.

         22.0    Exhibits

         The following exhibits attached hereto are incorporated herein by reference:

                 Exhibit 1.l      Altera parametric Test Specifications and Procedures
                 Exhibit 2.1.1    TSMC Process Design Information
                 Exhibit 2.1.2    Altera Product Design Information
                 Exhibit 2.2.1    Process/Product Qualification Plan
                 Exhibit 2.2.2    Reliability and Quality Specifications
                 Exhibit 4.2      Audit Procedures
                 Exhibit 7.3      Device Acceptance Testing Criteria

Authorized Signatures

         For the purpose of binding the Parties to the terms and conditions of this Agreement as of the Effective Date, the duly authorized representatives of the Parties have signed their names on the indicated dates.


TAIWAN SEMICONDUCTOR                      ALTERA CORPORATION
MANUFACTURING CO., LTD.


By: /S/DONALD BROOKS                      By: /S/RODNEY SMITH
    ----------------------------------        ----------------------------------
    Donald Brooks                             Rodney Smith
    President                                 President

                                  EXHIBIT 1.1




                    *** CONFIDENTIAL TREATMENT REQUESTED ***

                           EXHIBITS [TO BE PREPARED]


2.1              DESIGN RULE AND PARAMETRIC

2.2.1            PROCESS AND PRODUCT QUALIFICATION PLAN

2.2.2            RELIABILITY AND QUALITY SPECIFICATIONS

                                  EXHIBIT 4.2




                   *** CONFIDENTIAL TREATEMENT REQUESTED ***

                                  EXHIBIT 7.3




                    *** CONFIDENTIAL TREATMENT REQUESTED ***